Exhibit 10.2

RIVERBED TECHNOLOGY, INC.

AMENDMENT TO NON-EMPLOYEE DIRECTOR STOCK OPTION AGREEMENTS

This Amendment to Non-Employee Director Stock Option Agreements (this "Amendment") is made by and between Stanley J. Meresman ("Optionee") and Riverbed Technology, Inc. (the "Company").

WITNESSETH:

WHEREAS, Optionee's term on the Board of Directors of the Company will terminate effective as of the Company's annual stockholder meeting on May 30, 2012 (the "Termination Date").

WHEREAS, on September 1, 2006, Optionee was granted a stock option to purchase up to 64,000 shares of the Company's Common Stock under the terms of the Company's 2002 Stock Plan (the "2006 Option") and as set forth in that certain stock option agreement between the Company and Optionee (including the Notice of Stock Option Grant) (the "2006 Agreement"). All shares of the Company's Common Stock subject to the 2006 Option have vested, and 1,668 vested and unexercised shares will remain exercisable for three months following the Termination Date.

WHEREAS, on each of June 3, 2009 and May 25, 2010, Optionee was granted a stock option to purchase up to 64,000 shares of the Company's Common Stock under the terms of the Company's 2006 Director Option Plan (the "2009 Option" and the "2010 Option," respectively, and together with the 2006 Option, the "Options") and as set forth in those certain stock option agreements between the Company and Optionee (including the Notices of Stock Option Grant) (the "2009 Agreement" and the "2010 Agreement," respectively, and together with the 2006 Agreement, the "Agreements"). Each of the 2009 Option and the 2010 Option vest monthly over a four year period.

WHEREAS, as of the Termination Date, Optionee shall have vested in 46,666 shares of the Company's Common Stock subject to the 2009 Option and 32,000 shares of the Company's Common Stock subject to the 2010 Option.

WHEREAS, the current practice of the Company with respect to non-employee director compensation is for initial equity awards to vest monthly over a three year period, annual equity awards to vest the day prior to the subsequent year's annual stockholder meeting, and for all equity awards to provide for a twelve month post-termination exercise period.

WHEREAS, on April 16, 2012, the Compensation Committee of the Board of Directors of the Company approved the amendment of the Options to provide that, effective as of the Termination Date: (i) the remaining 17,334 unvested shares subject to the 2009 Option be accelerated and vested and exercisable in full, (ii) the remaining 32,000 unvested shares subject to the 2010 Option be accelerated and vested and exercisable in full and (iii) the post-termination exercise period of the 2006 Option be extended to twelve months following the Termination Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Optionee agree that the Agreements shall be amended as follows:

1. Acceleration of Vesting of Options. Effective as of the Termination Date, the 2009 Agreement and the 2010 Agreement are each hereby amended to provide that the "Vesting Schedule" as set forth on the "Notice of Stock Option Grant" of each Agreement is amended and restated in its entirety as follows:

"This option becomes exercisable with respect to 1148th of the Shares subject to this option when you complete each month of continuous "Service" (as defined in the Plan) after the Date of Grant. Notwithstanding anything herein to the contrary, any unvested Shares subject to this option held by you on May 30, 2012 shall be vested and exercisable in full as of May 30, 2012."

2. Extension of Post-Termination Exercise Period. Effective as of the Termination Date, Section 6(b)(ii) of the 2006 Agreement is hereby amended and restated in its entirety as follows:

"(ii)    The date twelve months after the termination of the Optionee's Service for any reason other than Disability; or".

3. Agreement. All references to the "Notice of Stock Option Grant" or "Stock Option Agreement" set forth in each Agreement shall be deemed to be references to the "Notice of Stock Option Grant" or "Stock Option Agreement," as applicable, as amended by this Amendment.

4. Confirmation of the Agreements. Other than as expressly modified pursuant to this Amendment, all provisions of each Agreement remain unmodified and in full force and effect.

5. Governing Law. This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

6. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

7. Headings. The headings set forth in this Amendment are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any term or provision hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment by the their signatures below.

COMPANY:
RIVERBED TECHNOLOGY, INC.,
a Delaware corporation

By: /s/ Jerry Kennelley
Jerry Kennelley, President & CEO
Dated: April 30, 2012

OPTIONEE:
STANLEY J. MERESMAN
/s/ Stanley J. Meresman
Dated: May 7, 2012